SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 0-11402
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                             TELXON CORPORATION
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           (Exact name of registrant as specified in its charter)


                             1000 Summit Drive
                           Cincinnati, Ohio 45150
                               (330) 664-1000
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, $.01 par value
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         (Title of each class of Securities covered by this Form)


            7 1/2% Convertible Subordinated Debentures Due 2012
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    (Titles of all other classes of securities for which a duty to file under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]       Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii)    [ ]
            Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6              [ ]
            Rule 12h-3(b)(1)(i)   [x]

      Approximate number of holders of record as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934, Telxon Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      Date:  November 30, 2000          By: /s/ Woody M. McGee
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                                        Name:  Woody M. McGee
                                        Title: Vice President and
                                               Chief Financial Officer